EXHIBIT 99.1

CONVERSION APPRAISAL REPORT

CITIZENS COMMUNITY BANCORP, INC.
PROPOSED HOLDING COMPANY FOR
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin
Dated As Of:
June 16, 2006

Prepared By:

RP Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209
Letter to the Boards of Directors

RP® FINANCIAL, LC.

Financial Services Industry Consultants

June 16, 2006

Board of Directors
Citizens Community MHC
Citizens Community Bancorp, Inc.
Citizens Community Federal
2174 EastRidge Center
Eau Claire, Wisconsin 54701

Members of the Boards of Directors:

              At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Citizen Community Bancorp, Inc., Eau Claire, Wisconsin ("Citizens Community Bancorp" or the "Company") in connection with the mutual-to-stock conversion of Citizens Community, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 74.33% of the common stock of Citizens Community Bancorp (the "MHC Shares"), the mid-tier holding company for Citizens Community Bank, Eau Claire, Wisconsin (the "Bank"). The remaining 25.67% of Citizens Community Bancorp's common stock is owned by public stockholders. Citizens Community Bancorp, which commenced operations on March 29, 2004, owns 100% of the common stock of the Bank. It is our understanding that Citizens Community Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, The Employee Plan, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering to members of the local communities served and the public at large.

              This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC").

Plan of Conversion

              On April 20, 2006, the respective Boards of Directors of the MHC, Citizens Community Bancorp and the Bank adopted the plan of conversion, pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, Citizens Community Bancorp, which owns 100% of the Bank, will be succeeded by a new Maryland

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: Fax No.: Toll-Free No.: E-Mail:	(703) 528-1700 (703) 528-1788 (866) 723-0594 mail@rpfinancial.com

Next Page

RP Financial, LC.
Boards of Directors
June 16, 2006

corporation named Citizens Community Bancorp, Inc. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Citizens Community Bancorp currently owned by the MHC. The Company will also issue shares of its common stock to the public stockholders of Citizens Community Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Citizens Community Bancorp common stock as owned immediately prior to the conversion.

RP® Financial, LC.

              RP® Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

              In preparing our Appraisal, we have reviewed the regulatory applications of Citizens Community Bancorp, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Citizens Community Bancorp, the Bank and the MHC that has included a review of audited financial information for fiscal years ended September 30, 2001 through 2005 and interim financial results through March 31, 2006, a review of various unaudited information and internal financial reports through March 31, 2006, and due diligence related discussions with Citizens Community Bancorp's management; Wipfli LLP, Citizens Community Bancorp's independent auditor; Silver, Freedman & Taff, L.L.P., Citizens Community Bancorp's conversion counsel; and Keefe, Bruyette & Woods, Inc., Citizens Community Bancorp's marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

              We have investigated the competitive environment within which Citizens Community Bancorp operates and have assessed Citizens Community Bancorp's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Citizens Community Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Citizens Community Bancorp's operating characteristics and financial performance as they relate to the pro forma market value of Citizens Community Bancorp. We have analyzed the assets held by the

Next Page

RP Financial, LC.
Boards of Directors
June 16, 2006

MHC, which will be consolidated with Citizens Community Bancorp's assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company's primary market area. We have compared Citizens Community Bancorp's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

             The Appraisal is based on Citizens Community Bancorp's representation that the information contained in the regulatory applications and additional information furnished to us by Citizens Community Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Citizens Community Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Citizens Community Bancorp. The valuation considers Citizens Community Bancorp only as a going concern and should not be considered as an indication of Citizens Community Bancorp's liquidation value.

             Our appraised value is predicated on a continuation of the current operating environment for Citizens Community Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Citizens Community Bancorp's stock alone. It is our understanding that there are no current plans for selling control of Citizens Community Bancorp following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

             The estimated pro forma market value is defined as the price at which Citizens Community Bancorp's common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

             It is our opinion that, as of June 16, 2006, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in Citizens Community Bancorp, and (2) exchange shares issued to existing public shareholders of Citizens Community Bancorp, was $53,811,100 at the midpoint, equal to 5,381,110 shares at a per share value of $10.00. Based on this valuation and taking into

Next Page

RP Financial, LC.
Boards of Directors
June 16, 2006

account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $40,000,000, equal to 4,000,000 shares at $10.00 per share. The offering range includes a minimum value of $34,000,000, equal to 3,400,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $46,000,000, equal to 4,600,000 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $52,900,000, equal to 5,290,000 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

             OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Citizens Community Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Citizens Community Bancorp equal to 25.67% as of March 31, 2006. The exchange ratio to be received by the existing minority shareholders of Citizens Community Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.22803 shares, 1.44474 shares, 1.66145 shares and 1.91067 shares of newly issued shares of Citizens Community Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

             Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Citizens Community Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

             RP Financial's valuation was based on the financial condition, operations and shares outstanding of Citizens Community Bancorp as of March 31, 2006, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Citizens Community Bancorp and the exchange of the public shares for newly issued

Next Page

RP Financial, LC.
Boards of Directors
June 16, 2006

shares of Citizens Community Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC, Citizens Community Bancorp and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

             RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

             This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Citizens Community Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Citizens Community Bancorp's stock offering.

Respectfully submitted, RP FINANCIAL, LC. /s/ William E. Pommerening William E. Pommerening Chief Executive Officer /s/ James J. Oren James J. Oren Senior Vice President

RP Financial, LC.

CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS
	Introduction	1.1
	Strategic Overview	1.2
	Balance Sheet Trends	1.4
	Income and Expense Trends	1.8
	Interest Rate Risk Management	1.11
	Lending Activities and Strategy	1.12
	Asset Quality	1.14
	Funding Composition and Strategy	1.15
	Subsidiary Operations	1.16
	Legal Proceedings	1.16
CHAPTER TWO	MARKET AREA
	Introduction	2.1
	National Economic Factors	2.2
	Economic and Interest Rate Environment	2.3
	Market Area Demographics	2.4
	Local Economy	2.8
	Competition	2.11
	Summary	2.13
CHAPTER THREE	PEER GROUP ANALYSIS
	Peer Group Selection	3.1
	Financial Condition	3.5
	Income and Expense Components	3.8
	Loan Composition	3.12
	Credit Risk	3.12
	Interest Rate Risk	3.15
	Summary	3.15

Next Page

RP Financial, LC.

CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin
(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS
	Introduction	4.1
	Appraisal Guidelines	4.1
	RP Financial Approach to Valuation	4.1
	Valuation Analysis	4.2
	1. Financial Condition	4.3
	2. Profitability, Growth and Viability of Earnings	4.4
	3. Asset Growth	4.7
	4. Primary Market Area	4.7
	5. Dividends	4.8
	6. Liquidity of the Shares	4.9
	7. Marketing of the Issue	4.10
	A. The Public Market	4.10
	B. The New Issue Market	4.15
	C. The Acquisition Market	4.16
	8. Management	4.18
	9. Effect of Government Regulation and Regulatory Reform	4.18
	Summary of Adjustments	4.19
	Valuation Approaches:	4.19
	1. Price-to-Earnings ("P/E")	4.21
	2. Price-to-Book ("P/B")	4.22
	3. Price-to-Assets ("P/A")	4.22
	Comparison to Recent Conversions	4.24
	Valuation Conclusion	4.24
	Extablishment of the Exchange Ratio	4.25

List of Tables

RP Financial, LC.

LIST OF TABLES
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet	1.5
1.2	Historical Income Statement	1.9
2.1	Summary Demographic/Economic Information	2.5
2.2	Major Market Area Employers	2.9
2.3	Primary Market Area Employment Sectors	2.10
2.4	Market Area Unemployment Trends	2.11
2.5	Deposit Summary	2.12
3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition Comparative Analysis	3.13
3.5	Credit Risk Measures and Related Information	3.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.16
4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Valuation Adjustments	4.19
4.4	Pricing Table: Public Market Pricing	4.23

Valuation Report

RP Financial, LC.
Page 1.1

I.    OVERVIEW AND FINANCIAL ANALYSIS

Introduction

              Citizens Community is a federally chartered stock savings bank headquartered in Eau Claire, Wisconsin. In addition to the headquarters office location, the Bank maintains eight branch offices in northwestern and central Wisconsin, two offices in suburban Detroit, Michigan, and two offices in Minnesota. A map of the Bank's office locations is provided in Exhibit I-1. The Bank's primary regulators are the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC"). Citizens Community is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund ("DIF") of the FDIC. At March 31, 2006, Citizens Community had $256.6 million in assets, $188.3 million in deposits and total equity of $29.8 million or 11.62% of total assets.

              Citizens Community Bancorp is a Delaware corporation that commenced operations on March 29, 2004 in connection with the regulatory restructuring of the Bank into the mutual holding company form of ownership. Pursuant to the restructuring, the Bank converted from a federal mutual savings bank to a federal mutual holding company structure whereby the Bank became a wholly-owned subsidiary of the Company, a majority owned subsidiary of Citizens Community MHC. As part of the restructuring, the Company sold 978,650 shares of common stock to the public and issued 2,063,100 shares to the MHC. The shares were sold and issued at a per share value of $10.00. On July 1, 2005, the Company acquired a mutual savings bank, Community Plus Savings Bank, Rochester Hills, Michigan in a tax-free merger. Pursuant to the merger, the Company issued an additional 705,569 shares to the MHC. The merger was accounted for as a purchase, with a purchase price of $9.76 million, resulting in goodwill of $5,466,000 and a core deposit intangible of $1,877,000.

Plan of Reorganization

              On April 20, 2006, the respective Boards of Directors of the MHC, Citizens Community Bancorp and the Bank adopted the plan of conversion, pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, Citizens

Next Page

RP Financial, LC.
Page 1.2

Community Bancorp, which owns 100% of the Bank, will be succeeded by a new Maryland corporation named Citizens Community Bancorp, Inc. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Citizens Community Bancorp currently owned by the MHC (74.33%). The Company will also issue shares of its common stock to the public stockholders of Citizens Community Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Citizens Community Bancorp common stock as owned immediately prior to the conversion.

Strategic Overview

              Citizens Community maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Citizens Community's recent operating strategy has focused on expanding the branch office network in order to gain access to a larger potential customer base. The lending function has followed two primary business lines; loans secured by 1-4 family residential property and consumer loans secured by various consumer property. The residential loans have included both first mortgage loans and second mortgage loans. Beyond 1-4 family permanent mortgage loans, the Bank's loan portfolio includes a balance of consumer loans, with such loans secured by various consumer property such as automobiles, motorcycles and recreational vehicles, along with balances of secured and unsecured personal loans. Such lending provides both an attractive yield for interest income, and provides a wider customer base for potential origination of residential loans. Pursuant to the Bank's current strategic plan, Citizens Community will remain primarily a residential real estate lender and a consumer lender, with little emphasis on commercial real estate or commercial business lending. Citizens Community's emphasis on residential property secured lending, and a detailed approach to loan portfolio monitoring of the consumer loan portfolio, has acted to limit the credit risk associated with the overall loan portfolio. Due to a historically ample supply of local lending sources, Citizens Community has historically maintained only a minimal level of investment of earning assets in various types of investment securities, such as U.S. government treasury securities, agency securities, or mortgage-backed securities.

Next Page

RP Financial, LC.
Page 1.3

              Retail deposits and to a much lesser extent, borrowings, have served as the primary interest-bearing funding sources for the Bank. Deposits have generally been adequate enough to fund the Bank's assets, however Citizens Community has utilized increasing levels of borrowings, consisting solely of FHLB advances, over the past several years. The most recent use of borrowed funds has consisted primarily of short-term, overnight FHLB advances. Growth in deposits has included a mixture of CDs and transaction and savings accounts.

              The Bank has maintained a net interest margin above industry averages, reflecting Citizens Community's overall higher level of loans receivable as a percent of assets, and the higher rates earned on the fixed rate residential loan and consumer loan components of the loan portfolio. The balance of low cost core deposit accounts held in the deposit portfolio have also assisted in strengthening the net interest margin. Interest rate risk has been managed by the "payable on demand" feature of the fixed rate loan portfolio, which are treated as balloon loans by the OTS. Operating expenses have been maintained at a level above industry averages in recent years, when viewed as a percent of average assets. The operating expense ratio reflects primarily the impact of the relatively large branch office network and the operations of the consumer loan department, which require additional personnel for loan originations and servicing.

              The Bank's Board of Directors has elected to pursue the second step stock offering in order to improve the competitive position of Citizens Community. The additional capital realized from the stock offering will increase the operating flexibility and overall financial strength of Citizens Community as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. Citizens Community's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Citizens Community's higher capital position resulting from the infusion of conversion proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The Bank's projected internal use of proceeds are highlighted below.
  Citizens Community Bancorp. The Holding Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the Holding Company level are expected to be utilized to fund the ESOP. Citizens Community Bancorp may also continue paying cash dividends after completing the second step conversion. The remaining funds held at the Holding Company are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the continued payment of regular cash dividends.

Next Page

RP Financial, LC.
Page 1.4

  Citizens Community. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.
Balance Sheet Trends

              From September 30, 2001 through March 31, 2006, Citizens Community exhibited annual asset growth of 21.2% (see Table 1.1), with the most significant growth occurring in fiscal 2005 due to the acquisition of Community Plus Savings Bank, which added approximately $45 million of assets to the Bank's balance sheet. During this period, the Bank's interest-earning asset composition experienced an increase in the proportion of loans receivable from 86.6% of assets at fiscal year end 2001 to 91.3% of assets at March 31, 2006. Until fiscal 2002, asset growth was funded with deposits and retained earnings, while borrowed funds have become an increasing proportion of funding liabilities since 2003. The Bank's audited financial statements are incorporated by reference in Exhibit I-2, and a summary of Citizens Community's key operating ratios for the past five fiscal years are presented in Exhibit I-3.

              Citizens Community's loans receivable portfolio increased at a 22.6% annual rate from fiscal year end 2001 through March 31, 2006, with the portfolio exhibiting positive growth each year. The most notable loan growth occurred during fiscal 2005, again due to the acquisition of Community Plus Savings Bank. Loan growth has been sustained by the Bank's emphasis on residential and consumer lending in the local community, along with the larger branch office network that has provided access to a larger potential customer base. As the Bank does not sell loans into the secondary market, the Bank did not maintain a portfolio of loans serviced for others as of March 31, 2006.

              Citizens Community's historical emphasis on 1-4 family and consumer lending is reflected in its loan portfolio composition, as 65.5% of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2006, while consumer loans comprised 34.4% of loans receivable as of the

Next Page

RP Financial, LC.
Page 1.5

[Table 1.1]

Next Page

RP Financial, LC.
Page 1.6

same date. Recent growth trends in the Bank's loan portfolio show increased concentration by the Bank into the lower risk residential loans and to a lesser extent, second mortgage loans. Specifically, consumer loans decreased from 52.5% of total loans receivable at September 30, 2001 to the current 34.4% of total loans receivable at March 31, 2006. As the result of this decline, the Bank's 1-4 family loans, including second mortgage loans, increased from 47.5% to 62.1% of total loans outstanding at September 30, 2001 and March 31, 2006, respectively. Over the same time period, Citizens Community has not engaged in construction lending, commercial business lending, and only minimal balances of commercial real estate loans.

              The intent of the Bank's investment policy is to provide adequate liquidity within the context of supporting Citizens Community's overall profitability, credit, reinvestment, liquidity and interest rate risk objectives. As such, the Bank's cash and investment securities portfolio has historically been limited to cash and cash equivalents, including funds on overnight deposit with other financial institutions, certificates of deposit with other financial institutions, and Federal Home Loan Bank stock. Citizens Community has not historically invested in other types of investment securities such as U.S. government and agency securities or mortgage backed securities, however with the acquisition of Community Plus Savings Bank, the Bank obtained relatively small balances of mortgage-backed securities, corporate notes and mutual funds. There is no intention of increasing the level of investment in these types of securities. Over the past five years, the Bank's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 2.9% of assets at fiscal year end 2003 to a high of 10.6% of assets at September 30, 2001. The general decline in cash and investment reflects the effects of the overall increase in the loan portfolio as a percent of the asset base. As of March 31, 2006, the investment portfolio was comprised primarily of cash and cash equivalents ($5.4 million), securities available for sale ($1.8 million) and FHLB stock ($1.8 million). Exhibit I-4 provides detail of the Bank's investment portfolio. It is anticipated that conversion proceeds retained at the Holding Company level will primarily be invested into investments with short-term maturities.

              Table 1.1 also presents trends in the level of fixed assets since September 30, 2001, and illustrates that the Bank has operated with relatively moderate levels of investment in fixed

Next Page

RP Financial, LC.
Page 1.7

assets. The dollar amount of such assets has increased since 2001, although as a percent of assets the investment in fixed assets has declined. Most of the office facilities added since 2001 have been originally leased facilities with little upfront investment required, while during the six month period ended March 31, 2006 the Bank underwent a data processing conversion which added approximately $800,000 of investment in fixed assets to the books. As of March 31, 2006, fixed assets totaled $3.6 million, or 1.41% of assets, approximating industry averages. The relative investment in fixed assets positively impacts the Bank's reported income, as the Bank experiences lower depreciation expense and lower losses of interest income.

              Over the past five years, Citizens Community's funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. From fiscal year end 2001 through March 31, 2006, the Bank's deposits increased at an annual rate of 15.6%, as Citizens Community gained deposits through the additional branch offices and the Community Plus Savings Bank acquisition. As of March 31, 2006, CDs and transaction and savings accounts represented 60.5% and 39.5% of the Bank's total deposits, respectively. Since fiscal 2003, Citizens Community's transaction and savings accounts have increased by $32.9 million, or 79%, to a total of $74.4 million. During this time, savings, NOW and money market deposit accounts all increased in balance. As of March 31, 2006, the Bank had a small amount of brokered CDs.

              Borrowings serve as an alternative funding source for the Bank to support control of deposit costs and to aid in interest rate risk management. The Bank has used borrowings in increasing amounts over the past several years, and as of March 31, 2006, borrowings held by Citizens Community totaled $36.2 million, or 16.1% of total deposits and borrowings. Essentially all of the borrowings held by Citizens Community at March 31, 2006 consisted of overnight FHLB advances. Anticipated deposit growth, the offering proceeds, and internal cash flows are expected to adequately address most of the Bank's funding needs in the foreseeable future. To the extent additional borrowings may be utilized by the Bank, such borrowings would likely consist of FHLB advances.

              Since fiscal year end 2001, the original MHC offering, positive earnings and the impact of the Community Plus Savings Bank acquisition translated into an annual capital growth rate of 28.3% for the Bank. In recent periods, capital growth has lagged the Bank's asset growth rate, as

Next Page

RP Financial, LC.
Page 1.8

Citizens Community' equity-to-assets ratio has decreased from 12.1% at fiscal year end 2004 to 11.62% at March 31, 2006. The Bank maintains goodwill in the amount of $5.466 million, created as a result of the Community Plus Savings Bank acquisition, and a core deposit intangible equal to $1.980 million, resulting from the Community Plus acquisition and two other small branch purchases. Thus the level of tangible capital is noticeably lower, at 8.72% of assets. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2006. The addition of conversion proceeds will serve to strengthen Citizens Community's capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank's increased pro forma capital position, Citizens Community's ROE can be expected to be below industry averages following its conversion.

Income and Expense Trends

              Table 1.2 shows the Bank's historical income statements from fiscal year 2001 through the twelve months ended March 31, 2006. The Bank reported positive earnings over this time period, ranging from a low of 0.32% of average assets for the twelve months ended March 31, 2006 to a high of 0.60% of average assets during fiscal 2002. Net income as a percent of average assets has been impacted by the payment of income taxes, primarily from fiscal 2003 onward, following the conversion to the mutual thrift charter. Consistent with the Bank's thrift operating strategy, net interest income, non-interest income and operating expenses have been the dominant factors in Citizens Community's income statement. Loan loss provisions have been a moderate factor in the Bank's earnings. Citizens Community has reported minimal levels of non-operating items (gains or losses) in the past five years, again indicative of the traditional operations of the Bank.

              Citizens Community maintained a net interest margin between 3.81% and 4.68% of average assets throughout the period shown in Table 1.2. During the most recent period examined, the net interest margin has decreased due to the level yield curve which increased short term funding costs (both deposits and borrowings), while balances of longer term, higher yielding loans continued to decline and be replaced with lower yielding loans. In the most recent period, the

Next Page

RP Financial, LC.
Page 1.9

[TABLE 1.2]

Next Page

RP Financial, LC.
Page 1.10

overall level of interest income has increased due to the higher balances of interest earning assets and the continued high proportion of assets that are held in loans receivable. Deposit costs are favorably affected by the balance of core deposits held in portfolio. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

              Sources of non-interest operating income have been a noticeable contributor to the Bank's earnings in recent years, as Citizens Community has historically generated a level of income from the customer base. Since fiscal 2001, non-interest operating income has ranged from 0.76% of average assets to 1.09% of average assets, and consisted of fees and charges on the deposit base, lending operations, and sales of insurance products. The relative level of such income declined in the most recent twelve month period, as the non-interest income generated from the Community Plus deposit base was lower than that from the Citizens Community deposit base. Citizens Community has recently implemented a mortgage banking operation, primarily in the Minnesota and Michigan markets, utilizing internal marketing efforts to originate residential real estate loans in these areas. These loans will be sold to third parties, such as Countrywide Mortgage, providing additional non-interest income in the form of gains on the sale of loans and other fee income.

              Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 3.81% of average assets for the twelve months ended March 31, 2006 to a high of 4.62% of average assets in fiscal 2003. Such expenses as a percent of average assets have decreased in relative amount since fiscal 2003, as the Bank has been able to successfully increase the asset size of the Bank while holding growth in operating expenses to a lower rate. The operating expense ratio for the Bank reflects the operating posture of Citizens Community, including costs related to the branch office network, personnel costs, and costs associated with the consumer lending department, which requires additional personnel for origination and servicing of these loans. Upward pressure will be placed on the Bank's operating expense ratio following the second step stock offering, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

              Overall, the general trends in the Bank's net interest margin and operating expense ratio since 2001 reflect a steady level of core earnings, as indicated by the Bank's expense coverage ratio (net interest income divided by operating expenses). Citizens Community's expense coverage

Next Page

RP Financial, LC.
Page 1.11

ratio equaled 0.95 times in fiscal 2001, versus a comparable ratio of 1.01 times during the twelve months ended March 31, 2006. Similarly, Citizens Community's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 83% for twelve months ended March 31, 2006 was similar to the 84% efficiency ratio maintained in fiscal 2001.

              Loan loss provisions have also remained relatively stable in dollar amount over the time period shown in Table 1.1. The level of loss provisions established reflects the need to build reserves as the Bank's loan portfolio has grown in balance, while also replacing reserves utilized for loan chargeoffs, along with the Bank's assessment of the loan portfolio quality and other factors related to the collectibility of the loan portfolio. As of March 31, 2006, the Bank maintained allowance for loan losses of $808,000, equal to 72.7% of non-performing assets and accruing loans more than 90 days past due and 0.34% of net loans receivable. Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past two years.

              As stated previously, the Bank's traditional operating strategy, lack of income or expense from sales of real estate owned, or gains on the sale of loans into the secondary market has resulted in minimal non-operating income or expense items since fiscal 2001. During fiscal 2005, Citizens Community realized a gain on the sale of shares the Bank owned in an ATM network, while during the most recent twelve month period, Citizens Community also incurred one-time expenses related to a data processing conversion. The Bank's effective tax rate has approximated 40% since fiscal 2003.

Interest Rate Risk Management

              Certain interest rate risk calculations provided by the OTS indicate that Citizens Community is subject to a moderate level of interest rate risk. As of March 31, 2006, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2% instantaneous and sustained increase in interest rates would result in an 18% decline in the Bank's NPV (see Exhibit I-7).

              The Bank manages interest rate risk from both the asset and liability sides of the balance sheet. On the asset side of the balance sheet, Citizens Community maintains a loan portfolio with

Next Page

RP Financial, LC.
Page 1.12

payable on demand features at the Bank's option, which significantly reduces the interest rate risk of the fixed rate loans. The Bank also originates short term to maturity consumer loans and prime-based home equity lines of credit. The Bank also maintains a balance of short-term liquid funds. On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining an adequate capital position and through emphasizing less interest rate sensitive and lower costing transaction and savings accounts. Exhibit I-8 reveals the characteristics of the Bank's loan portfolio.

              The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

              Citizens Community's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and consumer loans, and these loan types continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family and consumer loans, lending diversification by the Bank includes a balance of second mortgage loans and a small balance of commercial real estate loans. Exhibit I-9 provides historical detail of Citizens Community's loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of March 31, 2006.

              At March 31, 2006, the Bank's loan portfolio was concentrated in 1-4 family residential mortgage loans totaling $146.1 million, or 62.1% of loans receivable. The Bank originates permanent fixed rate first mortgage loans for portfolio, and has not historically sold loans into the secondary market, although Citizens Community has recently implemented a mortgage banking operation, primarily in the Minnesota and Michigan markets, utilizing internal marketing efforts, to originate residential real estate loans in these areas. These loans will be sold to third parties, such as Countrywide Mortgage. The Bank does not offer or originate adjustable rate mortgage ("ARM") loans. First mortgage fixed rate residential loans originated by Citizens Community for the purpose of purchasing an owner-occupied home include terms of 15 to 30-years, with loan-to-value ("LTV") ratios of more than 80% requiring private mortgage insurance. The first mortgage residential real estate loans contain a "payable on demand" provision, whereby the

Next Page

RP Financial, LC.
Page 1.13

Bank has the option of calling the loan due upon reaching the date of the payable on demand feature. The Bank can call the loan due at anytime thereafter up until maturity of the loan, after giving a 90-day notice to the borrower. These loans are thus classified as balloon loans on the OTS Schedule CMR, and assist in the Bank's management of interest rate risk.

              Citizens Community also originates residential second mortgage loans, and home equity loans or lines of credit loans, consisting of loans with 15 year amortization schedules that carry 3-, 5-, or 10-year balloon features. Such loans totaled $8.0 million, or 3.4% of loans receivable as of March 31, 2006. Citizens Community originates first mortgage home equity loans in amounts up to 90% of the appraised value without private mortgage insurance, and originates loans with LTV's between 90% and 100% of the LTV, as long as these loans follow applicable regulatory guidelines. LTV's on second mortgage loans are restricted to 80%, in accordance with Bank policy, unless the Bank holds the first mortgage on the loan, in which case the LTV can go over 80%. These loan products are reflective of the Bank's recent business strategy of lending on residential property and providing a broader range of products and services to the customer base. These types of lending will continue to be emphasized over the course of this plan, due to the acceptable yields and credit risk associated with these loans.

              As of March 31, 2006, the $80.8 million of consumer loans consisted mostly of automobile loans, secured and unsecured signature loans, credit card loans, recreational vehicle/boat/motorcycle loans and loans on secured deposits. Given the Bank's strong experience in these types of lending, the Bank intends to continue emphasizing such lending as a full-service institution, and will continue to comply with the applicable consumer loan limitation as a percent of assets. The Bank's loan sources for consumer loans include an indirect dealer network of approximately 279 active dealers with businesses located throughout the market area served. At March 31, 2006, Citizens Community had secured direct loans totaling $32.2 million, of which $17.6 million was for automobiles. At the same date, the indirect loan portfolio totaled $44.2 million, or which $7.6 million was for automobiles. Citizens Community follows its internal underwriting guidelines in evaluating loans obtained through the indirect dealer program including using credit scoring, to approve loans.

Next Page

RP Financial, LC.
Page 1.14

              Automobile/recreational vehicle loans, which totaled $25.2 million, or 31.2% of total consumer loans as of March 31, 2006, generally are made with LTV ratios of up to 100%, although a certain proportion of the portfolio is made with downpayments of up to 20%. Such loans are generally limited to 4-5 year terms, with used automobile/recreational vehicle loans having shorter terms. The automobile/recreational vehicle loan portfolio contains approximately 30% new and 70% used vehicles. Signature loans are limited to $20,000, and have an average term of 3 years. Such loans are generally made based on income ratios and the knowledge of the borrower, and a portion of such loans is unsecured. Recreational vehicle loans are originated on both new and used security, with terms of up to 5 years.

              In the past, Citizens Community has not originated material amounts of other types of real estate secured loans such as construction loans, commercial real estate loans or commercial business loans, and does not intend to pursue such lending in the near term future.

              Exhibit I-11 provides a summary of the Bank's lending activities over the past three fiscal years and for the period ending March 31, 2006, which shows that originations of 1-4 family permanent mortgage loans accounted for $172.7 million, or 50.2% of the Bank's total lending volume. Originations of 1-4 family loans have been relatively stable in the range of $45-$50 million on an annual basis since fiscal 2003. The stronger demand for loan refinancings also translated in higher repayments over the same time period. Consumer lending constituted the Bank's other most active area of lending during the past three years, with such originations totaling $55.0 million during fiscal 2005 and $31.0 million during the six month period ending March 31, 2006.

Asset Quality

              The Bank's balance of non-performing assets and accruing loans that are more than 90 days past due has shown a relatively moderate balance over the past five fiscal years, equaling 0.37% and 0.43% of assets as of September 30, 2001 and March 31, 2006, respectively. The consistently strong credit quality has been realized through aggressive oversight of the loan portfolio and selective underwriting. As shown in Exhibit I-12, the Bank's balance of problem assets at March 31, 2006 consisted of $1,063,000 of non-accruing loans and $49,000 of foreclosed assets. The non-accruing loan balance consisted of both consumer loans and 1-4 family residential loans.

Next Page

RP Financial, LC.
Page 1.15

              The Bank reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $808,000 at March 31, 2006, equal to 0.34% of net loans receivable and 72.7% of non-performing assets and accruing loans more than 90 days past due.

Funding Composition and Strategy

              Deposits have consistently accounted for the Bank's primary source of funds and at March 31, 2006 deposits equaled 84% of Citizens Community's interest-bearing funding composition. Exhibits I-13 and I-14 provide the interest rate and maturity composition of the CD portfolio at March 31, 2006. CDs represent the largest component of the Bank's deposit composition, with Citizens Community's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2006, the CD portfolio totaled $113.9 million or 60.5% of total deposits and 55% of the CDs were scheduled to mature in 18 months or less. Citizens Community holds a minor balance of brokered CDs in portfolio, equal to $3.4 million as of March 31, 2006. Deposit rates offered by the Bank are generally in the middle of the range of rates offered by local competitors.

              Lower cost savings and transaction accounts comprise the balance of the Bank's deposit composition, with such deposits amounting to $74.4 million or 39.5% of total deposits at March 31, 2006. Over the past year, the Bank's concentration of transaction and savings accounts comprising total deposits has decreased, as transaction and savings account deposits equaled 43.3% of Citizens Community' total deposits at fiscal year end 2005. The decrease in core deposits as a percent of total deposits was occurred through slight declines in savings and money market accounts.

              Borrowings, consisting entirely of FHLB advances, have been utilized by the Citizens Community in the most recent fiscal years, primarily to assist in interest rate risk management and to support expansion of operations. The Bank maintained $36.2 million of borrowings at March 31, 2006, versus a zero balance as of September 30, 2002. Exhibit I-15 provides further detail of Citizens Community' borrowing activities during the past three fiscal years. The

Next Page

RP Financial, LC.
Page 1.16

advances are primarily short-term advances with daily repricing. Citizens Community's deposit growth, internal funding and stock proceeds are expected to be adequate enough to fund the substantial portion of the Bank's lending and investment activities for the intermediate-term. To the extent additional borrowings are utilized by the Bank, such borrowings would most likely consist of FHLB advances.

Subsidiary Operations

              As of March 31, 2006, Citizens Community did not have any operating subsidiaries.

Legal Proceedings

              Citizens Community is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

Next Page

RP Financial, LC.
Page 2.1

II- MARKET AREA

Introduction

              The Bank conducts operations in the northwestern and central portions of the state of Wisconsin, the northern suburbs of Detroit, Michigan, the Minneapolis, Minnesota metropolitan area, and central Minnesota through its headquarters office in Eau Claire, Wisconsin and a network of twelve branch offices. Details of the Citizens Community's office network are shown in Exhibit II-1. The Wisconsin counties of Eau Claire, Buffalo, Chippewa, Barron, Jackson and Sauk represent the Bank's primary market area in Wisconsin, while additional markets are served with two branches in Oakland County, Michigan and one office each in Washington County and Blue Earth County in Minnesota. The combined nine counties in which the Bank has a presence had a population of approximately 1.8 million as of the year 2005, representing an increase from 1.7 million as of the 2000 census. Most of the market area counties are primarily rural in nature, with a single population center in the county operating as the economic and demographic center, as only Oakland County, Michigan (1.2 million) and Washington County, Minnesota (227,000), had populations in excess of 100,000. The major cities and population centers within the Bank's market area include Eau Claire, Rochester Hills, MI, Chippewa Falls, Black River Falls, Mankato, Faribault, Owatonna, Rice Lake and Baraboo.

              The Bank holds a moderate market share of deposits in Eau Claire County (approximately 8.8%), and market shares of less than 3% in all other market area counties, and thus has potential for additional growth if additional marketing or other customer generation efforts are pursued. Citizens Community competes with a number of national, regional and locally-based financial institutions. The primary larger financial institution competitors include the Royal Credit Union, Charter Bank, Wells Fargo Bank and U.S. Bank, NA Citizens Community also competes with a larger number of locally headquartered commercial banks, savings institutions and credit unions, with a number operating only in one market area county. In addition, the Bank faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial

Next Page

RP Financial, LC.
Page 2.2

intermediaries. Over the past couple of years, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).

              Future growth opportunities for the Bank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area, and the relative impact on value. National Economic Factors

              The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, vastly improved during the first quarter of 2006, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the impact of the hurricanes that hit the Gulf Coast region, the current unstable prices of oil and gasoline, and the ability of the current presidential administration to push forward agenda items, including a modification to the social security program, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also, has the ability to impact the longer-term economic performance of the country. The major stock exchange indices increased modestly during the most recent twelve month period, with market concerns consisting primarily of fears over world events, corporate earnings performance and future growth prospects. Various other indicators show the economy is off to a strong start in 2006, such as consumer spending and improving industrial capacity utilization.

              As an indication of the changes in the nation's stock markets over the last twelve months, as of March 31, 2006, the Dow Jones Industrial Average closed at 11109.32, an increase of 5.8% from March 31, 2005, while the NASDAQ Composite Index stood at 2339.79, an increase of 17.0% over the same time period. The Standard & Poors 500 Index totaled 1294.87 as of March 31, 2006, an increase of 9.7%.

Next Page

RP Financial, LC.
Page 2.3

               Regarding factors that most directly impact the banking and financial services industries, in general, the housing market has remained relatively strong in relation to general economic performance, as housing starts, housing prices and land values have continued to increase at rates far above the inflation rate. While currently there is more uncertainty about the future volumes of financial institution lending activity, due primarily to the recent pattern of rising short-term interest rates, specific regions of the country remain quite strong in terms of both residential and commercial development. This represents a key positive factor for Citizens Community's business strategy, as the Bank would expect to benefit from strong residential and consumer lending activity in the market area. Economic and Interest Rate Environment

              The future success of Citizens Community's operations is partially dependent upon various national and local economic trends. Trends in the national economy improved during 2005, representing a more positive trend over the slow pace of growth experienced by the nation during the 2000-2004 time period. Overall business sentiment indicated that corporate growth would be higher in comparison to previous periods. The inflation rate increased during 2005, in part because of the effect of energy costs, at a rate of 3.4% for all of 2005, up from 2.7% for 2004. For the first calendar year quarter of 2006, the annual inflation rate was 3.4%. Actions by the federal government have eliminated the previous Federal budget surpluses and have caused a record budget deficit for fiscal 2004 and 2005, leading to certain fears about increases in interest rates. The economic recovery has also kept unemployment rates at relatively low levels, which declined to 4.7% as of March 2006, matching January's rate, the lowest in four and a half years. The growth in employment led to fears that wages could increase if shortfalls of available labor appear. The GDP increased by 4.8% in the first quarter of 2006, a vast improvement from the weak 1.7% annual rate from the fourth quarter of 2005, indicating strength to the economy.

              Short term U.S. Treasury interest rates have increased over the past year. Following a period of time at which the Federal Reserve kept key market interest rates at historical lows not seen since the 1950s, the Fed has begun slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. As of the latest Fed rate

Next Page

RP Financial, LC.
Page 2.4

increase, effective in March 2006, the Fed Funds rate was 4.75%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 5.75%, up from 2.00% in early 2004, but down from 6.00% at January 1, 2001. Current indication from the Fed leads many analysts to predict that the future direction for interest rates will still be relatively stable, with a potential for upward movement. The effect of these interest rate cuts has been most evident in short term rates, which have increased more than longer term rates, resulting in a flat treasury yield curve. As of March 31, 2006, one- and ten-year U.S. government bonds were yielding 4.82% and 4.86%, respectively, compared to 3.35% and 4.50%, respectively, as of March 31, 2005. Exhibit II-2 presents historical interest rate and index trends. Market Area Demographics

              Table 2.1 presents information regarding the demographic and economic trends for the Bank's market area counties from 2000 to 2005 and projected through 2010, with additional data provided in Exhibit II-3. Data for the nation, the State of Wisconsin, and the Detroit, MI and Minneapolis, MN metropolitan areas is included for comparative purposes. The Bank's nine county market area contained a total population of 1,835,000 as of 2005, with Oakland County, MI, the location of the two former Community Plus Savings Bank branches, containing 68% of the total population base. The Washington County, MN branch is located adjacent to the city of St. Paul, Minnesota, and contains over 225,000 residents, or 12% of the population base served. These branches have been opened or acquired in the recent past as the Bank has attempted to gain access to a larger population base to serve. Eau Claire County, the location of the Bank's administrative office and largest branch operations, has the third largest population base, 98,000. The remaining market area counties of have more moderate population bases of 60,000 residents or less, with Buffalo and Jackson Counties having the smallest populations. All counties reported population growth from 2000 to 2005, with the smaller counties of Buffalo and Jackson reporting growth at rates lower than the statewide rate of 0.9% annually. Eau Claire County reported population growth in line with the statewide average. Oakland County reported a relatively moderate population growth rate, in line with the slow growth Detroit, MI MSA, while Washington County, MN, as a suburb of St. Paul, MN, reported the strongest growth rate, in

Next Page

RP Financial, LC.
Page 2.5

[TABLE 2.1]

Next Page

RP Financial, LC.
Page 2.6

[TABLE 2.1, continued]

Next Page

RP Financial, LC.
Page 2.7

excess of 2.5% annually. Other fast growth counties include Sauk County and Chippewa County. These trends are projected to continue over the next five years through 2010.

              These population trends represent a moderately positive trend for the Bank as the market area has certain areas of strong growth and certain areas of weaker growth. The overall population base provides a source of business for financial institutions, although the Bank's offices are spread across a relatively large geographical area. As shown in Table 2.1, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank's business prospects are expected to remain stable in the foreseeable future.

              Table 2.1 also details the age distribution of the residents of the Bank's market area counties in all market area counties, and reveals that overall, the market area counties have similar age distribution characteristics as the state and nation, with the exception of Eau Claire and Blue Earth Counties. These counties contain a much lower average age population base in the range from 15-34 years of age, a result of the presence of the University of Wisconsin at Eau Claire and Mankato State University, respectively. This is a positive factor, as typically rural areas contain, on average, older populations. Washington County, MN also has a higher proportion of younger residents, particularly below 14 years of age, as Washington County is a suburban area with a high percentage of families. The smaller, more rural counties generally reported higher average ages, typical of rural areas.

              Examination of another characteristic of the Bank's market area, median household income and per capita income, revealed that all market area counties were below statewide and national averages, with the exception of the counties located within the Detroit, MI and Minneapolis, MN metropolitan areas. Oakland County and Washington County both reported income levels well above national averages. Most of the Bank's market area counties are rural and thus reported lower income levels. Historical and projected income growth levels also were less than statewide averages, indicating that the incomes for the residents may lag overall increases in the near term future. These income statistics are also shown in the household i

Next Page

RP Financial, LC.
Page 2.8

ncome distribution figures of Table 2.1. The relatively low income levels in the rural areas indicate the potential for reduced levels of financial institution deposits, deposit growth and overall need for financial institution services. Local Economy

              The local Eau Claire region was historically based on manufacturing, but similar to many areas of the country, has been transferred into a more services oriented economy in the last couple of decades with employment in most large economic sectors. The area acts as a regional employment and retail center for the west-central Wisconsin area, with many out-of-town residents commuting to the Eau Claire area for work or other needed services. Health care and consumer goods are significant sectors of the local economy. In addition, the University of Wisconsin maintains a large branch campus at Eau Claire. As shown in the table below, the employment base is well diversified, a positive operating factor for financial institutions as there is no dependence on one area of the economy.

              The recent additions of the Oakland County, MI and the Blue Earth County and Washington County, MN markets have added a level of diversity to the Bank's market area served. The relatively large population base of Oakland County, MI supports a much more diversified employment base, as shown in Table 2.2 below. Employment in Oakland County is weighted towards automobile industry employment, as is the case of most areas of the Detroit MSA. Beyond the automotive industry, there is a concentration in health care employment and local government services employment. In addition, a large portion of the Oakland County residents commute to other areas of the Detroit MSA for employment.

              The Blue Earth County, MN region (the location of the third largest deposit base of the Bank), is home to a broad range of employers and employment sectors, including health care, education, telecommunications, printing and local government. This area has historically had a relatively stable economic environment, a positive factor for financial institutions.

Next Page

RP Financial, LC.
Page 2.9

Table 2.2
Major Market Area Employers

# of Employees	Industry/Product
Eau Claire County, WI 1000+
Menard, Inc.	Home Centers
Eau Claire Area School District	Education
Luther Hospital	Health Care
University of Wis.-Eau Claire	Education
Sacred Heart Hospital	Health Care
Midelfort Clinic Ltd Mayo	Health Care
Hutchinson Technology, Inc.	Computer Storage
500-999
D-Mark Group, Inc.	Temporary Help Services
City of Eau Claire	Local Government
Wal-Mart Associates, Inc.	Retailer
Company	Industry/Product	# of Employees
Oakland County, MI
General Motors	Automotive Manuf.	20,045
William Beaumont Hospital	Health Care	11,745
Chrysler Group	Automotive Manuf.	10,267
EDS Corp.	Information Tech.	7,300
SBC Michigan	Telecommunications	4,000
U.S. Postal Service	Postal Service 3,929
St. John Health	Health Care	3,925
BC/BS of MI	Health Care Insurer	3,925
Oakland County	County Government	3,961
Source: Oakland County Government, as of 2005.
Company	Industry/Product	# of Employees
Blue Earth County, MN
Taylor Corporation Printing/Marketing 4,500
Immanuel St. Joseph's Mayo Hlth.	Health Care	1,637
Minnesota State University	Higher Education	1,500
Mankato Rehabilitation Center	Adult Rehabilitation/Employ.	1,435
Mankato Clinic	Health Care	669
Midwest Wireless	Telecommunications	422
The Thro Company Nursing Care Facilities	400
Blue Earth County	Local Government	380
HickoryTech	Telecommunications	330
Source: Blue Earth County Government, as of 2005.

Next Page

RP Financial, LC.
Page 2.10

              As shown in Table 2.3 below, the State of Wisconsin and the nine market area counties both reported the largest proportion of employment in services, wholesale/retail trade, manufacturing and government, indicative of a relatively diversified employment base. The market area counties recorded a higher level of agriculture employment, and indication of the rural nature of the market area. In addition, the market area counties reported a lower level of manufacturing employment, while the state of Wisconsin reported a higher level of services employment. Overall, however, with the exception of the farm-based employment, the employment base of the Bank's market area was quite similar to the statewide averages. Construction employment was higher in the market area counties also. The presence of a lower level of manufacturing employment generally is a favorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. See Exhibit II-4 for additional data and details.

Table 2.3
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employ. Sectors	Wisconsin	Market Area
Services	34.0%	30.7%
Wholesale/Ret. Trade	15.2	14.3
Government	12.5	13.3
Manufacturing	15.3	11.8
Finance, Ins., Real Estate	7.2	6.4
Construction	5.3	5.9
Agriculture	2.9	5.6
Transportation/Public Util.	3.7	2.1
Other	3.9	9.9
	100.0%	100.0%

Source: REIS DataSource.

              As shown in Table 2.4, and contrary to national trends, unemployment in the nation and Wisconsin has decreased in the last twelve months, while unemployment in the nine market area counties has increased slightly. The lowest unemployment rates were found in Blue Earth County (the location of Mankato State University) and Washington County (a suburban area located close to the Minneapolis MSA. Five market area counties had unemployment rates

Next Page

RP Financial, LC.
Page 2.11

below the statewide and national average, a favorable sign as it reflects a certain availability of employment for workforce employers.

Table 2.4
Market Area Unemployment Trends

Region	April 2005 Unemployment	April 2006 Unemployment
United States	4.9%	4.5%
Wisconsin	4.9%	4.5%
Market Area Average	4.7%	4.8%

Eau Claire County	4.1%	4.0%
Oakland County, MI	5.4%	5.5%
Blue Earth County, MN	3.1%	3.3%
Buffalo County	4.5%	4.0%
Chippewa County	5.7%	5.6%
Barron County	5.7%	6.0%
Washington County, MN	3.5%	3.6%
Jackson County	5.8%	6.3%
Sauk County	4.6%	4.8%

Source: U.S. Bureau of Labor Statistics.

Competition

              Due to the overall size of the nine county market in which the Bank operates, Citizens Community holds a minimal market share of deposits of 0.4% (see Table 2.5). Within specific counties, the Bank has an 8.8% deposit market share in Eau Claire County and a 2.5% market share in Buffalo County, followed by lower market share percentages in the other counties. With the current market share below 10% in all counties, additional deposit growth in the market area counties is likely achievable, particularly as Citizens Community competes with a number of regional and super-regional competitors, along with a number of locally-based financial institutions.

              Table 2.5 displays deposit trends for thrifts and commercial banks in each county in which Citizens Community current has a branch location. Since 2002, deposit growth in Wisconsin has been positive for commercial banks, while savings institutions declined slightly.

Next Page

RP Financial, LC.
Page 2.12

[TABLE 2.5]

Next Page

RP Financial, LC.
Page 2.13

Commercial banks continue to maintain the majority of deposit funds in the state of Wisconsin, approximately 85% of all deposits as of the most recent date.

              Within Eau Claire County, the location of the Bank's headquarters office and three branch offices, Citizens Community recorded an annualized increase in deposits of 2.9% over the three-year period, while Eau Claire County recorded slightly higher growth of 3.2%. In Eau Claire County, savings institutions deposits decreased at an 11% annual rate, while commercial bank deposits increased at a 4.0% annual rate. Commercial banks have approximately 84% of deposit funds in Eau Claire County. In Oakland County, MI, Citizens Community held a deposit market share of 0.1%, despite the large dollar amount of deposits, reflecting the large overall deposit base in that county. In Blue Earth County, the location of Citizens Community's Mankato branch office and third largest deposit base, the Bank reported a deposit market share of 1.4% as of June 2005. In the remaining market area counties, the Bank has a relatively minimal market share, and thus future gains in deposits, and therefore deposit market share are possible.

              With regard to lending competition in the local market area, the Bank anticipates the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business, in addition to competition with other local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. To remain competitive, Citizens Community focuses on providing residential mortgage and consumer loans and retail deposit services to existing customers and the new customers attracted to the Bank. As indicated in the mission statement, the Bank's mission is to position itself to exceed every expectation for providing high quality personal customer service. This strategy is designed to identify a niche in the market where the Bank can compete against other institutions. Citizens Community's approach to reaching the potential customer base is to market to the general public at large through various marketing avenues (radio, newspaper, direct mail and other means).

Summary

              The overall condition of the primary market area can be characterized as stable, with moderate growth potential based on regional population and economic projections. The overall

Next Page

RP Financial, LC.
Page 2.14

total population base within the Bank's market area counties does provide the potential for additional banking customers, particularly in light of the current market share of deposits held by the Bank. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Citizens Community having to pay competitive deposit rates, provide high quality service and consider providing electronic banking capabilities to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities, such as direct mail, television, radio and newspaper advertising and public relations.

Next Page

RP Financial, LC.
Page 3.1

III. PEER GROUP ANALYSIS
              This chapter presents an analysis of Citizens Community's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Citizens Community is provided by these public companies. Since no Peer Group can be exactly comparable to Citizens Community, key areas examined for differences are: financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Citizens Community and the Peer Group, will then be used as a basis for the valuation of Citizens Community's to-be-issued common stock. Peer Group Selection

              The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

              Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 175 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments

Next Page

RP Financial, LC.
Page 3.2

will be applied to account for the differences. Citizens Community will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Citizens Community. In the selection process, we applied two "screens" to the universe of all public companies:
  Screen #1. Midwest institutions with assets between $100 million and $250 million and return on equity figures below 8%. Two companies met the criteria for Screen #1 and both were included in the Peer Group: Blue River Bancshares, Inc. of IN and FFD Financial Corp. of Dover, OH. Several other companies that met the asset criteria were not included due to not-meaningful earnings ratios, or those in MHC form. Exhibit III-2 provides financial and public market pricing characteristics of all publicly traded Midwest thrifts with assets below $250 million

  Screen #2. Midwest institutions with assets between $250 million and $450 million. Nine companies met the criteria for Screen #2 and all were included in the Peer Group: American Bancorp of IN, LSB Financial Corp. of Lafayette, IN, First Federal Bancshares, Inc. of IL, River Valley Bancorp of IN, First Franklin Corp. of OH, First Bancorp of Indiana of IN, First Fed of Northern Michigan of MI, Monarch Communit Bancorp of MI, and First BancTrust Corp of IL. Several thrifts were excluded due to being in MHC form, or having not-meaningful earnings ratios. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts with assets between $250 million and $500 million.
              Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Citizens Community, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Citizens Community's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

Next Page

RP Financial, LC.
Page 3.3

[TABLE 3.1]

Next Page

RP Financial, LC.
Page 3.4

               A summary description of the key characteristics of each of the Peer Group companies is detailed below.
  Ameriana Bancorp of IN. Selected due to Midwest market area, relatively high loan-to-assets ratio, similar profitability and similar credit quality measures.

  LSB Financial Corp. of Lafayette, IN. Selected due tothe Midwest market area, relatively high investment in loans receivable, similar use of borrowings, lending diversification and similar reserve coverage ratios.

  First Federal Bancshares, Inc. of IL. Selected due tothe Midwest market area, similar profitability, lending diversification and favorable credit quality measures.

  River Valley Bancorp of IN. Selected due tothe Midwest market area, comparable suse of borrowings, similar equity ratio, similar earnings contribution from sources of non-interest operating income, lending diversification away from residential lending and similar reserve coverage ratios.

  First Franklin corp. of OH. Selected due tothe Midwest market area, level of investment in loans receivable, and borrowings, a similar equity/assets ratio, similar profitability, lending diversification and strong asset quality.

  First Bancorp of Indiana of IN. Selected due tothe Midwest market area, comparable asset size, similar interest-bearing funding composition and similar earnings contribution from sources of non-interest operating income.

  First Fed of Northern Michigan of MI. Selected due tothe Midwest and rural market area, similar asset size, recent completion of a second step conversion, similar profitability and operating expense levels, similar sources of non-interest income, and similar reserve coverage ratios.

  Monarch Community Bancorp, Inc. of MI. Selected due tothe rural Midwest market area, similar asset size, use of borrowed funds for operations, relatively strong net interest income ratio, high operating expenses, and similar investment in residential loans.

  First BancTrust Corp. of IL. Selected due tothe Midwest market area, similar asset size, similar equity/assets ratio, strong net interest income ratio, high operating expenses, and favorable asset quality measures.

  FFD Financial Corp. of Dover, OH. Selected due tothe Midwest market area, similar loans-to-assets ratio, similar net interest income ratio, level of loan portfoliodiversification.

              In aggregate, the Peer Group companies maintain a lower level of capitalization relative to the universe of all public thrifts (9.64% of assets versus 11.10% for the all public average), generate lower core earnings on a return on assets basis (0.50% ROA versus 0.67% average for the all public average), and generate a lower core ROE (5.31% core ROE versus 6.88%

Next Page

RP Financial, LC.
Page 3.5

for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items.

	All Publicly-Traded	Peer Group Reported Basis
Financial Characteristics (Averages)
Assets ($Mil)	$408	$308
Equity/Assets (%)	11.10%	9.64%
Core Return on Assets (%)	0.67	0.50
Core Return on Equity (%)	6.88	5.31

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	19.79x	23.84x
Price/Book (%)	153.98%	109.07%
Price/Assets (%)	17.00	10.28
(1) Based on market prices as of June 16, 2006.

              The following sections present a comparison of Citizens Community's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

              Table 3.2 shows comparative balance sheet measures for Citizens Community and the Peer Group. Citizens Community's and the Peer Group's ratios reflect balances as of March 31, 2006, unless otherwise indicated for the Peer Group companies. Citizens Community's net worth base of 11.6% was above the Peer Group's average net worth ratio of 9.6%. The Bank maintained a larger balance of intangible assets, 2.9% of assets, while the Peer Group's capital included intangibles equal to 0.7% of assets, resulting in tangible equity-to-assets ratios of 8.7% for the Bank and 8.9% for the Peer Group. However, this disadvantage will be eliminated with the consummation of the reorganization and infusion of the net conversion proceeds. The increase in Citizens Community's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and

Next Page

RP Financial, LC.
Page 3.6

[TABLE 3.2]

Next Page

RP Financial, LC.
Page 3.7

lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a lower return on equity. Both the Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements

              Citizens Community maintained a higher proportion of earning assets in loans receivable than the Peer Group, and a correspondingly lower level of cash, cash equivalents and investment securities. The Bank's loans-to-assets ratio of 91.3% exceeded the comparable Peer Group ratio of 70.4%. Comparatively, the Bank's cash and investments-to-assets ratio of 3.5% was lower than comparable ratio for the Peer Group of 23.8%. Overall, Citizens Community's interest-earning assets amounted to 94.8% of assets, which was higher than the comparable Peer Group ratio of 94.2%.

              Citizens Community's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 73.4% of assets, which was above the Peer Group average of 71.8%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 17.5% and 14.1% for the Peer Group and the Bank, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 87.5% and 89.3%, respectively, with the Bank's lower ratio supported by its maintenance of a higher capital position.

              A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Bank's EA/IBL ratio is higher than the Peer Group's ratio, based on respective ratios of 108.3% and 105.5%. The additional capital realized from stock proceeds should serve to increase the Bank's EA/IBL ratio, as a portion of the interest free capital realized in Citizens Community's stock offering is expected to be deployed into interest-earning assets.

              The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Citizens Community's growth rates were based on annual growth for the 6 months ended March 31, 2006, while the Peer Group's growth rates were based on annual growth for the 12 months ended March 31, 2006, or the most recent period available for the Peer Group companies. Citizens Community's assets increased at a 9.1% annual rate, versus a 7.4% asset

Next Page

RP Financial, LC.
Page 3.8

growth rate posted by the Peer Group. The Peer Group's asset growth rate was supported by one Peer Group company that increased assets by more than 15%. Citizens Community's asset growth was realized through loan growth, which was in part funded by a decline in cash and investments. Comparatively, asset growth for the Peer Group consisted of cash and investments, as well as loans, with a lower growth rate indicated for cash and investments. Overall, the Bank's asset growth measures would tend to indicate higher earnings growth potential relative to the Peer Group's asset growth measures. Citizens Community's current advantage with respect to leverage capacity will be strengthened following the increase in capital that will be realized from the stock offering.

              A 12.6% increase in deposits funded Citizens Community's asset growth, while borrowings remained stable. Likewise, asset growth for the Peer Group was funded by a 6.1% increase in deposits, while the Peer Group's utilization of borrowings increased at a much higher rate, although the lower overall proportion of borrowings impacts the implied growth rate. Capital growth rates posted by the Bank and the Peer Group equaled 1.77% and a negative 0.31%, respectively. The Peer Group's lower capital growth rate was attributable to dividend payments and stock repurchases, which more than offset the positive effect imposed on Citizens Community's capital growth rate that results from maintaining a lower level of capital. The Bank's tangible capital increased by a higher 3.78%, versus a reduction of 0.66% for the Peer Group. The increase in capital realized from stock proceeds, as well as dividend payments and other capital management actions will potentially further depress the Bank's capital growth rate following the stock offering.

Income and Expense Components

              Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended March 31, 2006, unless otherwise indicated for the Peer Group companies. Citizens Community and the Peer Group reported net income to average assets ratios of 0.32% and 0.51%, respectively. Higher levels of loss provisions, lower non-interest income and higher operating expenses accounted for the Bank's lower return, which was partially offset by the Peer Group's lower level of net interest income.

Next Page

RP Financial, LC.
Page 3.9

[TABLE 3.3]

Next Page

RP Financial, LC.
Page 3.10

              Citizens Community maintained a higher level of net interest income, 3.81% of average assets, which was 103 basis points higher than the Peer Group average. Citizens Community benefited from a higher interest income ratio and a lower interest expense ratio than the Peer Group. The Bank's higher interest income ratio was realized through earning a higher yield on interest-earning assets (6.42% versus 5.68% for the Peer Group), with the Bank's higher ratio due to the overall higher ratio of loans-to-assets, and the maintenance of a substantial portfolio of higher yielding consumer loans. Comparatively, the Bank's lower interest expense ratio was supported by maintaining a lower cost of funds (2.73% versus 2.89% for the Peer Group). The Bank's advantage in this area was also assisted by the maintenance of a lower ratio of interest-bearing liabilities as a percent of assets (87.5% versus 89.3% for the Peer Group).

              In another key area of core earnings strength, the Bank maintained a substantially higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.81% and 2.81%, respectively. Because of this higher operating expense ratio, the Bank compared less favorably to the Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $2.4 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. In addition, Citizens Community's capacity to leverage operating expenses will be more favorable than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

              When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the earnings strength was similar for the Bank and the Peer Group. Expense coverage ratios posted by Citizens Community and the Peer Group equaled 1.00x and 0.99x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Next Page

RP Financial, LC.
Page 3.11

              Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.76% and 0.85% of Citizens Community's and the Peer Group's average assets, respectively. The Peer Group's relatively higher earnings contribution realized from non-interest operating income is indicative of its more diversified operations, including loan servicing operations, than the Bank, which provide various fees and service charges. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Citizens Community's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 83.4% was less favorable than the Peer Group's efficiency ratio of 77.4%. The efficiency ratios indicate that the Bank's higher expense ratio more than offset the Peer Group's lower level of net interest income.

              Both the Peer Group and the Bank reported a minor level of intangibles expense, measured at 0.10% of average assets for the Bank and 0.04% of average assets for the Peer Group.

              Loan loss provisions had a larger impact on the Bank's earnings, as loss provisions of 0.14% of average assets were established by the Bank during the 12 month period. Comparatively, loss provisions established by the Peer Group equaled 0.09% of average assets. The higher level of loss provisions established by the Bank was consistent with its greater degree of diversification into higher risk types of lending, in particular consumer lending (see Table 3.4).

              Net gains realized from the sale of assets were a minor factor in both the Bank's and the Peer Group's earnings, with such gains amounting to 0.00% and 0.01% of average assets for Citizens Community and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

              Taxes were a larger factor in the Bank's earnings, based on implied effective tax rates of 39.19% and 32.30%, respectively.

Next Page

RP Financial, LC.
Page 3.12

Loan Composition

              Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans than maintained by the Peer Group (60.0% versus 36.5% for the Peer Group). The Bank's higher ratio was primarily attributable to maintaining a higher concentration of 1-4 family loans, as Citizens Community maintained a minimal investment in mortgage-backed securities compared to the Peer Group's investment of 7.0% of assets. Given the Bank's historical philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $109.4 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.24% of the Peer Group's assets.

              Diversification into higher risk types of lending was similar for both the Bank and the Peer Group, on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (18.6% of assets), followed by commercial business loans (5.0% of assets). The Bank's lending diversification consisted primarily of consumer loans, with that portfolio equaling 31.5% of assets. The relatively similar loan portfolio diversification translated into similar risk-weighted assets-to-assets ratios (64.2% for the Bank versus 66.3% for the Peer Group).

Credit Risk

              The Bank's credit risk exposure appears to be similar to the Peer Group's, on average, based on the ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.5, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.43% of assets, which was lower than the comparable Peer Group ratio of 1.15%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.45% versus 0.98% for the Peer Group). Alternatively, the Bank maintained a similar level of loss reserves as a percent of non-performing assets and accruing

Next Page

RP Financial, LC.
Page 3.13

[TABLE 3.4]

Next Page

RP Financial, LC.
Page 3.14

[TABLE 3.5]

Next Page

RP Financial, LC.
Page 3.15

loans that are more than 90 days past due (72.66% versus 78.21% for the Peer Group), and a lower level of reserves as a percent of non-performing loans (76.01% versus 136.48% for the Peer Group). The Bank's credit risk exposure was also considered to be similar to the Peer Group with respect to the impact of net charge-offs recorded for the 12 month period, as net loan charge-offs equaled 0.09% and 0.12% of net loans receivable for the Bank and the Peer Group, respectively.

Interest Rate Risk

              Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Citizens Community's interest rate risk characteristics were considered to be comparable to the Peer Group's, as implied by the Bank's slightly lower equity-to-assets and higher IEA/IBL ratios, and a lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to improve the Bank's position in comparison to the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Bank's equity-to-assets and IEA/IBL ratios.

              To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Citizens Community and the Peer Group. In general, the recent relative fluctuations in the Bank's net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Citizens Community was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Citizens Community's assets.

Summary

              Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Citizens Community. Such general characteristics as asset size, capital position, interest-earning asset composition, funding

Next Page

RP Financial, LC.
Page 3.16

[TABLE 3.6]

Next Page

RP Financial, LC.
Page 3.17

composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

Next Page

RP Financial, LC.
Page 4.1

IV. VALUATION ANALYSIS
Introduction

            This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company's conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for second step conversions of mutual holding companies, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach. Appraisal Guidelines

            The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

            The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation

Next Page

RP Financial, LC.
Page 4.2

analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

            The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Citizens Community's operations and financial conditions; (2) monitor Citizens Community's operations and financial conditions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

            The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Citizens Community's value, or Citizens Community's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

            A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth,

Next Page

RP Financial, LC.
Page 4.3

primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Citizens Community coming to market at this time.

1.              Financial Condition

            The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:
  Overall A/L Composition. Loans funded by retail deposits were the primary components of both Citizens Community's and the Peer Group's balance sheets. Citizens Community's interest-earning asset composition exhibited a higher concentration of loans as a percent of assets, and a similar degree of diversification into higher risk and higher yielding types of loans (primarily consumer loans). The similar lending diversification translated into similar risk weighted assets-to-assets ratios for both. Citizens Community's funding composition reflected a higher concentration of deposits and a lower concentration of borrowings than the comparable Peer Group ratios, indicating slightly greater future borrowing capacity for the Bank. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities than indicated for the Peer Group, which overall resulted in a higher IEA/IBL ratio for the Bank. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio and, thus, increase the comparative advantage currently maintained by the Bank relative to the Peer Group's IEA/IBL ratio. For valuation purposes, RP Financial concluded that a slight upward adjustment was warranted for the Bank's overall asset/liability composition.

  Credit Quality. The Bank maintained a lower ratio of non-performing assets-to-assets than the Peer Group, offset by a lower ratio of reserves as a percent of non-performing loans. Reserves as a percent of total NPAs and loans delinquent more than 90 days were more favorable than the Peer Group median. The Bank also maintained lower loss reserves as a percent of net loans receivable and the Bank's risk weighted assets-to-assets ratio was similar to the Peer Group's ratio. Citizens Community also reported a lower level of net charge-offs in relation to total loans than the Peer Group. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a somewhat lower degree of credit exposure and RP Financial concluded that a slight upward adjustment was warranted for the Bank's credit quality.

Next Page

RP Financial, LC.
Page 4.4

  Balance Sheet Liquidity. The Bank operated with a lower balance of cash and investment securities relative to the Peer Group (3.5% of assets versus 23.8% for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio will initially increase with the deployment of proceeds into investments, however the Bank intends to quickly place such funds into whole loans. Citizens Community's future borrowing capacity was considered to be greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group; however, both the Bank and the Peer Group were considered to have ample borrowing capacities, particularly as the pro forma capital ratio for the Bank is expected to be greater than the Peer Groups'. Overall, balance sheet liquidity for the Bank was viewed as being lower than the Peer Group, and thus, RP Financial concluded that a slight downward adjustment was warranted for the Bank's balance sheet liquidity.

  Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. In light of the Peer Group's greater utilization of borrowings, Citizens Community's overall cost of funds was lower than the Peer Group's. The Bank currently maintains a lower level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Citizens Community's capital position should serve to further lower the Bank's level of interest-bearing liabilities relative to the Peer Group's. For purposes of this valuation, RP Financial concluded that a slight upward adjustment was warranted for Citizens Community's funding composition.

  Capital. The Bank operates with a higher pre-conversion capital ratio than the Peer Group, 11.6% and 9.6% of assets, respectively. On a tangible capital basis, however, the Bank's ratio of 8.7% is below the Peer Group's average of 8.9% of assets. Following the stock offering, Citizens Community's pro forma capital position is expected to further exceed the Peer Group's equity-to-assets ratio. The Bank's similar pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a higher capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Bank's pro forma capital position.
            On balance, Citizens Community's financial condition was considered to be somewhat more favorable in comparison to the Peer Group's, when examining conditions such as asset/liability composition, credit quality, liquidity, funding composition and pro forma capital position. Based on these advantages, we concluded that a slight upward valuation adjustment was warranted for the Bank's financial condition.

2.              Profitability, Growth and Viability of Earnings

            Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily

Next Page

RP Financial, LC.
Page 4.5

influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
  Reported Earnings. The Bank recorded lower earnings on an ROAA basis (0.32% of average assets versus 0.51% for the Peer Group). A higher level of operating expenses, a higher level of loss provisions, and lower non-interest income largely accounted for the Bank's lower return. The Bank's relatively large portfolio of fixed rate residential loans has supported earnings in the most recent periods. In addition, the Bank has been experiencing increased levels of repayments or prepayments on the fixed rate loan portfolio, further reducing current period interest income. A slightly higher level of non-interest operating income represented an earnings advantage for the Peer Group as this lessens the dependence of earnings on the net interest margin. The higher operating expenses associated with implementation of the additional stock benefit plans (including stock options) following the second step conversion will have a net downward effect on reported net income. Overall, the differences between the Bank's and the Peer Group's reported earnings were considered to be representative of the Bank's lower earnings on a ROAA basis. Thus, Citizens Community's reported earnings warranted a slight downward adjustment for valuation purposes.

  Core Earnings. The Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. Citizens Community operates with a level of interest rate risk due to the large balances of fixed rate residential loans held in portfolio, loans that are subject to prepayments and repayments. The Bank's higher net interest income ratio, along with a much higher lower level of operating expenses translated into a similar expense coverage ratio (1.00x versus 0.99x for the Peer Group). After factoring in the Peer Group's higher level of non-interest operating income, the Bank exhibited a less favorable efficiency ratio of 83.4% versus 77.4% for the Peer Group. Loss provisions had a larger impact on the Bank's earnings, which was consistent with Citizens Community's focus on consumer lending which typically exhibits larger levels of loan charge offs. In addition to these measures, following conversion the Bank should experience higher expenses associated with the stock benefit plans and the future risk of a rise in interest rates. This indicates that the Bank's core earnings are somewhat less favorable to the Peer Group's and that a slight downward adjustment is warranted for the Bank's core earnings.

  Interest Rate Risk. Quarterly changes in the Bank's net interest income to average assets ratios indicated a high degree of volatility associated with the Bank's net interest margin, which has been negatively impacted in the most recent quarters by the higher interest rate environment. Other measures of interest rate risk, such as the IEA/IBL ratio and ratio of non-earning assets/assets were moderately more favorable than the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. The Bank reported a lower level of tangible equity as a percent of assets. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus the Bank's ratios are expected to be more favorable than to the Peer Group's balance sheet ratios. However, the Bank's earning asset base remains dependent upon the income generated from the fixed rate residential loan portfolio which is subject to elevated levels of prepayments and repayments. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was similar to the Peer Group's and that no adjustment was warranted for valuation purposes.

Next Page

RP Financial, LC.
Page 4.6

  Credit Risk. Loan loss provisions were a larger factor in the Bank's earnings. In terms of future exposure to credit quality related losses, the Bank reported similar levels of reserve coverage ratios, offset by lower levels of non-performing assets. The Bank's overall credit risk is also increased by the higher proportion of higher credit risk loans (primarily consumer loans), which are not real estate secured. Overall, RP Financial concluded that no adjustment was warranted for this factor.

  Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity and provide the Bank with additional liquidity for purposes of funding loan growth. Second, while the Bank's earnings are supported primarily due to the large fixed rate residential loan portfolio, in the recent rising rate environment Citizens Community's net interest income has declined. Third, opportunities for lending and deposit growth in the Bank's market area are considered to be similar to the primary market areas served by the Peer Group companies in general, as implied by the demographic characteristics associated the primary market area served by Citizens Community (i.e. similar population base and per capita income). Exhibit III-4 provides demographic and deposit market share comparisons of Eau Claire County with the primary market area counties served by the Peer Group companies. The Bank's competitive position in the primary market area, as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Citizens Community's 8.8% deposit market share falling well below the 20.5% average and 20.9% median indicated for the Peer Group, however this low deposit market share provides a greater ability to increase deposits in the future. Overall, the Bank's earnings growth potential appears to be somewhat more favorable to that of the Peer Group's, and, thus, we concluded that a slight upward valuation adjustment was warranted for this factor.

  Return on Equity. The Bank's pro forma return on equity is projected to be somewhat below the comparable averages for the Peer Group, owing to Citizens Community's relatively lower earnings position and a higher level of pro forma capital. In view of the lower capital growth rate that will be imposed by Citizens Community's lower ROE, we concluded that a slight downward adjustment was warranted for the Bank's ROE.

Next Page

RP Financial, LC.
Page 4.7

            Overall, the Bank, in comparison to the Peer Group, indicated lower reported and core earnings, higher credit risk and less favorable pro forma return on equity. Accordingly, RP Financial concluded that a moderate downward adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3.              Asset Growth

            Citizens Community's asset growth was higher than Peer Group's during the period covered in our comparative analysis (positive 9.1% versus positive 7.4% for the Peer Group). On a pro forma basis, the Company's equity-to-assets ratio will be noticeably higher than the Peer Group's ratio, indicating a greater level of leverage capacity for the Bank. The demographic characteristics of the primary market areas served by the Bank and the Peer Group companies were similar in terms of potential deposit growth, however the Bank does maintain a lower deposit market share, on average. The Bank currently maintains branch offices in the Detroit, MI and Minnesota, MN MSAs, which provides access to a materially larger population base than the rural Wisconsin market area. On balance, we believe that a slight upward adjustment was warranted for this factor.

4.              Primary Market Area

            The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Eau Claire regional population center, the Bank serves a moderately sized urban center and the surrounding rural market area in western Wisconsin as indicated by Eau Claire county population figures and the measures for per capita income. A positive factor, Eau Claire County has experienced population increases in recent years, a trend that is expected to continue through 2008.

            Overall, the markets served by the Peer Group companies were viewed as somewhat less favorable with respect to supporting growth opportunities, as they generally operated in smaller sized markets (in terms of median population) with lower levels of per capita income. Four of the ten Peer Group company market areas were projected to experience population declines over the next five years. As noted above, the Bank's competitive position in the primary market area,

Next Page

RP Financial, LC.
Page 4.8

as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Citizens Community's 8.8% deposit market share falling below the 20.5% average and 20.9% median indicated for the Peer Group. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, April 2006 unemployment rates for the markets served by the Peer Group companies were on average higher than the unemployment rate indicated for Eau Claire County. On balance, we concluded that no adjustment was required for the Bank's market area.

Table 4.1
Market Area Unemployment Rates
Citizens Community and the Peer Group Companies(1)

	County	April 2006 Unemployment
Citizens Community Federal- WI	Eau Claire	4.0%
The Peer Group
Ameriana Bancorp of IN	Henry	5.6%
FFD Financial Corp of Dover, OH	Tuscarawas	5.3
First BancTrust Corp. of IL	Edgar	4.9
First Bancorp of Indiana of IN	Vanderburgh	4.5
First Fed of Northern Michigan of MI	Alpena	7.9
First Federal Bancshares, Inc. of IL	McDonough	4.1
First Franklin Corp. of OH	Hamilton	5.2
LSB Financial Corp. of Lafayette IN	Tippecanoe	3.9
Monarch Community Bancorp of MI	Branch	7.0
River Valley Bancorp of IN	Jefferson	4.5
Average		5.3%
(1) Unemployment rates are not seasonally adjusted. Source: U.S. Bureau of Labor Statistics.

5.              Dividends

            After the conversion to full stock form, Citizens Community may pay dividends in an amount such that current minority shareholders of Citizens Community will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio. At the current midpoint valuation, the annual dividend payment would equal $0.14 per share and provide a yield of 1.40% based on the $10.00 per share initial offering price.

Next Page

RP Financial, LC.
Page 4.9

However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

            All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.9% to 4.6%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.80% as of June 16, 2006 (see Table 4.4). As of June 16, 2006, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.52% and an average payout ratio of 40.76%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

            The Company's indicated dividend policy provides for a lower yield as maintained by the Peer Group. While the Company's implied payout ratio of 62.82% of core pro forma core earnings at the midpoint is above the Peer Group's payout ratio, the Company's ability to maintain a higher payout ratio is supported by its higher pro forma tangible equity to-assets ratio equal to 19.7% at the midpoint compared to 9.6% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company's dividend policy.

6.              Liquidity of the Shares

            The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.6 million to $44.5 million as of June 16, 2006, with average and median market values of $30.9 million and $30.1 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.2 million to 3.2 million, with average and median shares outstanding of 2.0 million and 1.7 million, respectively. The Company's pro forma market value and number of shares outstanding will be above the Peer Group's average figures. The Company's stock will

Next Page

RP Financial, LC.
Page 4.10

be quoted on the NASDAQ National Market System following the conversion. Overall, we anticipate that the Company's stock will have a slightly greater trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.              Marketing of the Issue

            Three separate markets exist for thrift stocks: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

            A.              The Public Market

            The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

            In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market staged a rally at the start of the third quarter of 2005, as investors reacted favorably to falling oil prices and job growth reflected in the June employment data. Favorable inflation data for June and some positive third quarter earnings reports sustained the rally into the latter part of July. Stocks posted further gains in early-August on optimism about the economy, corporate profits and interest rates. Concerns that rising oil prices would reduce consumer spending and hurt corporate earnings produced a downward trend in the stock market during the second half of August, with the Dow Jones Industrial Average ("DJIA") posting a 1.5% loss for the month of August. The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices

Next Page

RP Financial, LC.
Page 4.11

fell following the Energy Department's decision to release some of the Strategic Petroleum Reserve. Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September. The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the DJIA posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

            Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates. The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

            The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The

Next Page

RP Financial, LC.
Page 4.12

late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Consumer prices rose just 0.1% in February, while job growth and housing construction were both stronger than expected in February. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

            The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve's March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from strong economic reports for March. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-

Next Page

RP Financial, LC.
Page 4.13

May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

            The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks surged in mid-June following reassuring inflation comments by the Federal Reserve Chairman. As an indication of the general trends in the nation's stock markets over the past year, as of June 16, 2006, the DJIA closed at 11014.55 an increase of 3.7% from one year ago and an increase of 2.8% year-to-date, and the NASDAQ closed at 2129.95 an increase of 1.9% from one year ago and a decrease of 3.4% year-to-date. The Standard & Poors 500 Index closed at 1251.54 on June 16, 2006, an increase of 2.8% from one year ago and an increase of 0.3% year-to-date.

            The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market during the past year. Strength in the broader stock market and some positive second quarter earnings reports in the thrift sector supported a positive trend in thrift stocks at the beginning of the third quarter of 2005. Thrift stocks settled into a narrow trading range in late-July and early-August, as higher short-term interest rates provided for further flattening of the Treasury yield curve. Weakness in the broader market combined with a flatter yield curved pressured thrift stocks lower in mid- and late-August. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

            Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder

Next Page

RP Financial, LC.
Page 4.14

activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November. Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November. Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

            Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin pressure. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrifts stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast. Higher interest rates pushed thrift stocks lower in late-March,

Next Page

RP Financial, LC.
Page 4.15

particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

            Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

            Strength in the broader market and Wachovia Corp.'s announced deal to acquire Golden West Financial Corp. sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks into late-May. Thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. On June 16, 2006, the SNL Index for all publicly-traded thrifts closed at 1,691.8, an increase of 7.6% from one year ago and an increase of 4.7% year-to-date.

            B.              The New Issue Market

            In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike

Next Page

RP Financial, LC.
Page 4.16

existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

            The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. As shown in Table 4.2, there were no standard or second-step conversions competed during the past three months. Three mutual holding company offerings were completed during the past three months, which are considered to be more relevant for purposes of our analysis. All three of the MHC offerings were closed at the top of the super range. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 78.6%. On average, the prices of the recent MHC offerings reflected price appreciation of 7.3% and 7.0% after the first week and first month of trading, respectively. As of June 16, 2006, the three recent MHC offerings reflected average price appreciation of 4.7%

            C.              The Acquisition Market

            Also considered in the valuation was the potential impact on Citizens Community's stock price of recently completed and pending acquisitions of other savings institutions operating in Wisconsin. As shown in Exhibit IV-4, there were seven Wisconsin thrift acquisitions completed from the beginning of 2000 through year-to-date 2006, and there are currently no acquisitions pending for Wisconsin savings institutions. To the extent that speculation of an acquisition may impact the Bank's valuation, we have largely

Next Page

RP Financial, LC.
Page 4.17

[TABLE 4.2]

Next Page

RP Financial, LC.
Page 4.18

taken this into account in selecting companies which operate in the Midwestern region of the US. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Citizens Community's trading price. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Citizens Community's stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

            In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift stocks and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.              Management

            Citizens Community's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Citizens Community's Board of Directors and senior management. The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. Citizens Community currently does not have any executive management positions that are vacant.

            Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.              Effect of Government Regulation and Regulatory Reform

            In summary, as a fully-converted OTS regulated institution, Citizens Community will operate in substantially the same regulatory environment as the Peer Group members -- all of

Next Page

RP Financial, LC.
Page 4.19

whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

            Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.3
Valuation Adjustments
Citizens Community Federal and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

            In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Citizens Community's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Citizens Community's prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

Next Page

RP Financial, LC.
Page 4.20

             RP Financial's valuation placed an emphasis on the following:
  P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Peer Group and resulting price/core earnings ratios.

  P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

  P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

  Trading of CZWI stock. Converting institutions generally do not have stock outstanding. Citizens Community, however, has public shares outstanding due to the mutual holding company form of ownership. Since Citizens Community is currently traded on the NASDAQ, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the June 16, 2006 stock price of $17.65 per share and the 3,724,628 shares of Citizens Community stock outstanding, the Company's implied market value of $65.7 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Citizens Community's stock was somewhat discounted herein but will become more important towards the closing of the offering.

Next Page

RP Financial, LC.
Page 4.21

            The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

            Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of June 16, 2006, the aggregate pro forma market value of Citizens Community's conversion stock was $53,811,100 at the midpoint, equal to 5,381,110 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 74.3341% ownership interest to the public, which provides for a $40.0 million public offering at the midpoint value.

             1.              Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $717,000 for the 12 months ended March 31, 2006. Citizens Community did not report any net non-operating income or expense items, and therefore Citizens Community's core earnings were also equal to $717,000. We incorporated the after tax reinvestment of the $95,000 of MHC assets, which will be consolidated into the Company. In addition, Citizens Community has established a 2005 Stock Option Plan, and awarded shares to certain directors and officers. The required expense related to these options will be booked beginning October 1, 2006, the beginning of the Bank's fiscal year. Thus, we have applied the after-tax expense related to these options, using assumptions for the option value as shown in the Bank's audited financial statements for fiscal year 2005. Thus, for valuation purposes,

Next Page

RP Financial, LC.
Page 4.22

Citizens Community's net income for the twelve months ended March 31, 2006 was an estimated $653,200. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

            Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples at the $53.8 million midpoint value equaled 45.38 times, which provided for premiums of 113.9% and 90.4% relative to the Peer Group's average reported and core earnings multiples of 21.22 times and 23.84 times, respectively (see Table 4.4). The implied premiums reflected in the Bank's pro forma P/E and core P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios.

            2.              Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Company's pro forma book value. The Company's pre-conversion book value was adjusted to include $95,000 of equity held at the MHC level which will be consolidated with the Company's capital as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $53.8 million midpoint valuation, Citizens Community's pro forma P/B and P/TB ratios equaled 83.03% and 93.81%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 109.07% and 115.68%, the Company's ratios reflected discounts of 23.9% and 18.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity and the resulting pricing ratios under the earnings and assets approaches.

            3.              Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Citizens Community's value equaled 18.46% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio

Next Page

RP Financial, LC.
Page 4.23

[TABLE 4.4]

Next Page

RP Financial, LC.
Page 4.24

of 10.28%, which implies a premium of 79.6% has been applied to the Company's pro forma P/A ratio.

Comparison to Recent Conversions

            As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). There were no standard or second-step conversions completed within the past three months, and the three mutual holding company offerings are not considered relevant to this comparative analysis. The most recent second step conversion completed was New England Bancshares, Inc. of CT, which completed its second step conversion on December 29, 2005. New England Bancshares closed its offering at a fully-converted closing P/TB ratio of 99.3%. As of June 16, 2006, New England Bancshares, Inc. was trading at $11.49 per share, or a P/TB ratio of 100.4%. Citizens Community's P/TB ratio of 93.8% at the midpoint value reflected an implied discount of 6.5% relative to New England Bancshares, Inc.'s current P/TB ratio.

Valuation Conclusion

            Based on the foregoing, it is our opinion that, as of June 16, 2006, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $53,811,100 at the midpoint. Based on this valuation and the approximate 74.3341% ownership interest being sold in the public offering, the midpoint value of the Company's stock offering is $40,000,000, equal to 4,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $34,000,000 and a maximum offering value of $46,000,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 3,400,000 shares at the minimum and 4,600,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $52,900,000

Next Page

RP Financial, LC.
Page 4.25

without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 5,290,000 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

            OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Citizens Community stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Citizens Community equal to 25.6659% as of March 31, 2006. The exchange ratio to be received by the existing minority shareholders of Citizens Community will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.22803 shares, 1.44474 shares, 1.66145 shares and 1.91067 shares of newly issued shares of Citizens Community stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Exhibits

R.P. Financial, LC.

LIST OF EXHIBITS

ExhibitNumber	Description

I-1	Map of Office Location

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Loan Originations, Purchases and Sales

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Time Deposit Rate/Maturity

I-15	Borrowings Activity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Demographic/Economic Data

II-4	Employment Sector Data

Next Page

R.P. Financial, LC.

LIST OF EXHIBITS (continued)

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Midwest Thrifts, Assets $250 Million

III-3	Public Market Pricing of Midwest Thrifts, Assets $250 to $500 Million

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of June 16, 2006

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Peer Group Core Earnings Analysis

V-1	Firm Qualifications Statement
Exhibits

[EXHIBITS, AS LISTED ABOVE, IN GRAPHIC AND TABULAR FORM]

End.